IX BIOTECHNOLOGY INC. UNANIMOUS WRITTEN CORPORATE RESOLUTION

The undersigned, being all of the members of the Board of Directors (the "Board of Directors") of IX Biotechnology Inc. “IXB”, a Wyoming Corporation (The Corporation), acting in accordance with the Wyoming Business Corporation Act, hereby consents to the adoption of the following resolutions;

Issuance of Stock

WHEREAS,in accordance with the Wyoming Revised Statutes and the Corporation's Bylaws, the Board of Directors may provide for the issuance of shares of the Corporation's stock by written consent in lieu of a meeting;

WHEREAS,the Board of Directors deems it to be in the best interest of the Corporation and its shareholders to adopt the following resolutions;

NOW, THEREFORE, BE IT

RESOLVED, that the Corporation has issued shares to the following shareholders totaling TEN MILLION (10,000,000) shares and are being held in “book entry” with the Secretary of the Corporation;

William R.Bills	1,500,000
Joaquin Flores Jr.	1,000,000
Alfred Dimora and or Signee	1,500,000
Michael Ogburn	1,000,000
Fredricka Holloman	400,000
George Elam	200,000
Syndicate Consulting	250,000
George Matin	150,000
Thomas Snyder	206,000
Eugenia Ogburn	100,000
Brian Werner	50,000
MOOD Inc.	2,930,000
Providential Asset Holdings	150,000
Russ Newland	100,000
Dwaine Seamor	60,000
Richard Morey	50,000
Lindee DeRose	44,000
Donald Harbert	30,000
Amanda Wunsch	100,000
Stevan Nenadov	30,000
Hermosa Capital management Inc.	150,000.
Total	10,000,000

FURTHER RESOLVED,that any officer of the Corporation is hereby authorized and directed to take or cause to be taken all such further actions, to cause to be executed and delivered all such further documents, agreements, amendments, requests, reports, certificates, and other instruments, in the name and on behalf of the Corporation, and to take all such further action, as such officer executing the same in his discretion may consider necessary or appropriate, in order to carry out the intent and purpose of the forgoing resolution; and

FURTHER RESOLVED, that any action heretofore taken by any authorized officer prior to the date of these resolutions that is within the authority conferred herein is ratified, confirmed and approved.

Stock Exchange Agreement

FURTHER RESOLVED, the Board of Directors has unanimously voted to, and given the Chairman, Michael Ogburn the close the Stock Exchange Agreement with American Housing Income Trunst Inc. “AHIT”, resulting in the redemption of shares issued to IXB shareholders in consideration of issuance on a 1:1 basis of shares with AHIT.

Counterpart Signatures

FURTHER RESOLVED,that this Consent may be signed in any number of counterparts,each of which shall be deemed to be an original, and all of which,when taken together, shall be deemed to be a single document; and

FURTHER RESOLVED, that the Written Consent may be signed in counterparts and delivered by facsimile transmission.

Consent

WHEREFORE ,the Consent shall have the same force and effect as a majority vote cast at a meeting of the directors of the Corporation duly called, noticed, convened and held in accordance with the law, the Articles of Incorporation, and the Bylaws of the Corporation.

Effective date: March 1,2017

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